Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 28, 2007 accompanying the consolidated financial statements and schedules of Goldleaf Financial Solutions, Inc. and subsidiaries (which report expressed an unqualified opinion and contains an explanatory paragraph relating to Goldleaf Financial Solutions, Inc.’s adoption of Financial Accounting Standards Board Statement No. 123(R), Share Based Payment, effective January 1, 2006) appearing in the Annual Report on Form 10-K for the years ended December 31, 2006 and 2005, our report dated April 19, 2006 accompanying the financial statements of KVI Capital, Inc. for the four months ended July 31, 2005, appearing in Form 8-K filed with the Securities and Exchange Commission on April 25, 2006, our report dated June 5, 2006 accompanying the consolidated financial statements of Goldleaf Technologies, Inc. and subsidiary for the years ended December 31, 2005, 2004, and 2003, appearing in Form 8-K/A filed with the Securities and Exchange Commission on June 7, 2006, and, our report dated July 20, 2006 accompanying the financial statements of KVI Capital, Inc. for the year ended December 31, 2004, appearing in Form 8-K/A filed with the Securities and Exchange Commission on August 1, 2006. All of the aforementioned reports are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement.

/s/ Grant Thornton LLP
Raleigh, North Carolina
July 26, 2007